                                  EUA COGENEX CORPORATION
                                CONSOLIDATED BALANCE SHEETS
                                       DECEMBER 31,
                                      (in thousands)
                                        (UNAUDITED)


    ASSETS
                                                                1999           1998
Current assets:

   Cash and cash equivalents ($690 and $839, respectively,
      is restricted)                                           $5,272          $2,782
   Customer accounts receivable (net of allowance for
      doubtful accounts of $794 and $693, respectively)         7,498          13,420
   Unbilled customer revenues                                   6,746           6,440
   Other accounts receivable                                    5,340           4,721
   Notes receivable and net investment in leases receivable    13,400          16,380
   Inventories                                                    104             827
   Prepayments and other current assets                           513           2,039


               Total current assets                            38,873          46,609


Property, plant and equipment                                  81,411          95,852
Less: accumulated depreciation                                (44,463)        (50,085)

         Net property, plant and equipment                     36,948          45,767

Energy savings projects in progress                             2,598           6,716


               Net property, plant, equipment and
                  projects in progress                         39,546          52,483

Other non - current assets:

   Notes receivable and net investment in leases receivable    39,377          40,934
   Contract rights - net                                        3,207           3,612
   Intangible assets - net                                      5,580           7,876
   Deferred income tax benefit                                  8,740          10,045
   Miscellaneous non - current assets                           2,308           3,447


               Total other non - current assets                59,212          65,914


                    Total assets                             $137,631        $165,006

                                EUA COGENEX CORPORATION
                                CONSOLIDATED BALANCE SHEETS
                                       DECEMBER 31,
                                      (in thousands)
                                        (UNAUDITED)


    LIABILITIES AND STOCKHOLDERS' EQUITY                              1999          1998

Current liabilities:

   Notes payable                                                       $207          $16,108
   Current maturities of long - term debt                            77,400            6,700
   Accounts payable - trade                                             815            1,448
                                - associated companies                2,314            1,133
                                - other                               2,415               57
   Accrued interest                                                   1,123            1,188
   Accrued taxes                                                        (18)              63
   Accrued contract expenses                                          3,878            2,404
   Reserve for loss on discontinued operations                           55              956
   Miscellaneous current liabilities                                  1,366            1,996

               Total current liabilities                             89,555           32,053

Long-term liabilities:
   Long-term debt                                                                     77,400

Other liabilities:
   Deferred credits and other non current liabilities                 2,331            3,681
   Accumulated deferred income taxes                                  6,197            5,713

               Total long-term and other liabilities                  8,528           86,794

Stockholders' equity:

   Common stock, $.01 par value, authorized,
      issued and outstanding, 1,000 shares
   Paid in capital                                                   47,337           47,337
   Retained earnings (deficit)                                       (7,651)          (1,004)
   Accumulated other comprehensive income (loss)                       (138)            (174)

               Total common stockholders' equity                     39,548           46,159

   Preferred stock, $.01 par value, authorized, issued and outstanding, 7,500 shares


                  Total liabilities and stockholders' equity       $137,631         $165,006

